Exhibit 99.1

NECB Earnings Press Release for 12/31/2023:

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2023

White Plains, New York, February 1, 2024 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), reported net income of $12.1 million and $46.3 million, or $0.82 and $3.32 per basic and diluted common share, for the fourth quarter and for the year ended December 31, 2023, respectively, compared to net income of $8.3 million and $24.8 million, or $0.54 and $1.61 per basic common share and $0.54 and $1.58 per diluted common share for the fourth quarter and for the year ended December 31, 2022, respectively.

Kenneth A. Martinek, NorthEast Community Bancorp’s Chairman of the Board and Chief Executive Officer, stated “We are pleased to report another quarter of strong earnings due to the strong performance of our loan portfolio. Despite the high interest rate environment during 2023, loan demand remained strong with originations and outstanding commitments remaining robust. As has been in the past, construction lending for affordable housing units in high demand-high absorption areas continues to be our focus.”

Highlights for the fourth quarter and the year ended December 31, 2023 are as follows:

•	Net income increased by $3.8 million and $21.4 million, or 46.4% and 86.3%, respectively, for the three months and year ended December 31, 2023 compared to the same periods in the prior year.

•	Net interest income increased by $4.3 million and $33.3 million, or 20.3% and 52.2%, respectively, for the three months and year ended December 31, 2023 compared to the same periods in 2022.

•	Our commitments, loans-in-process, and standby letters of credit outstanding totaled $728.1 million at December 31, 2023 compared to $948.7 million at December 31, 2022.

Balance Sheet Summary

Total assets increased by $339.2 million, or 23.8%, to $1.8 billion at December 31, 2023, from $1.4 billion at December 31, 2022. The increase in assets was primarily due to an increase in net loans of $369.6 million, partially offset by decreases in cash and cash equivalents of $26.6 million and securities held-to-maturity of $10.5 million.

Cash and cash equivalents decreased by $26.6 million, or 27.9%, to $68.7 million at December 31, 2023 from $95.3 million at December 31, 2022. The decrease in cash and cash equivalents was a result of an increase of $369.6 million in net loans and stock repurchases of $28.7 million, partially offset by an increase in deposits of $278.1 million, an increase in borrowings of $43.0 million and a decrease in securities held-to-maturity of $10.5 million.

Equity securities increased by $61,000, or 0.3%, to $18.1 million at December 31, 2023 from $18.0 million at December 31, 2022. The increase in equity securities was attributable to market appreciation of $61,000 due to market interest rate volatility during the year ended December 31, 2023.

Securities held-to-maturity decreased by $10.5 million, or 39.9%, to $15.9 million at December 31, 2023 from $26.4 million at December 31, 2022 due to the maturity of $10.0 million in U.S. Treasury holdings, the establishment of $137,000 in an allowance for credit losses for held-to-maturity securities, and to maturities and pay-downs of various investment securities.

The allowance for credit losses for held-to-maturity securities totaling $137,000 was established pursuant to the adoption in 2023 of the current expected credit losses model (“CECL”) on held-to-maturity investment securities loss exposures. In this regard, we recognized a one-time credit of $132,000 due to the adoption of CECL at January 1, 2023 and a credit loss expense totaling $5,000 during the year ended December 31, 2023.

Loans, net of the allowance for credit losses, increased by $369.6 million, or 30.5%, to $1.6 billion at December 31, 2023 from $1.2 billion at December 31, 2022. The increase in loans, net of the allowance for credit losses, was primarily due to loan originations of $815.8 million during the year ended December 31, 2023, consisting primarily of $703.4 million in construction loans with respect to which approximately 38.4% of the funds were disbursed at loan closings, with the remaining funds to be disbursed over the terms of the construction loans. In addition, during the year ended December 31, 2023, we originated $70.7 million in multi-family loans, $26.6 million in commercial and industrial loans, $11.3 million in mixed-use loans, and $3.8 million in non-residential loans.

Loan originations during 2023 resulted in a net increase of $288.8 million in construction loans, $75.5 million in multi-family loans, $7.7 million in mixed-use loans, $1.0 million in commercial and industrial loans, and $694,000 in consumer loans. The increase in our loan portfolio was partially offset by decreases of $4.2 million in non-residential loans, and $215,000 in residential loans, coupled with normal pay-downs and principal reductions.

The allowance for credit losses related to loans decreased to $5.1 million as of December 31, 2023 from $5.5 million as of December 31, 2022. The decrease in the allowance for credit losses related to loans was due to a one-time decrease of $1.6 million due to the adoption of CECL at January 1, 2023 and charge-offs of $312,000, partially offset by provision for credit losses totaling $1.5 million.

Premises and equipment decreased by $611,000, or 2.3%, to $25.5 million at December 31, 2023 from $26.1 million at December 31, 2022 primarily due to the depreciation of fixed assets.

Investments in Federal Home Loan Bank stock decreased by $309,000, or 25.0%, to $929,000 at December 31, 2023 from $1.2 million at December 31, 2022 due primarily to the mandatory redemption of Federal Home Loan Bank stock in connection with the maturity of $7.0 million in advances in 2023.

Bank owned life insurance (“BOLI”) decreased by $814,000, or 3.1%, to $25.1 million at December 31, 2023 from $25.9 million at December 31, 2022 due to two death claims totaling $1.8 million on BOLI policies, partially offset by increases in the BOLI cash value.

Accrued interest receivable increased by $3.7 million, or 43.2%, to $12.3 million at December 31, 2023 from $8.6 million at December 31, 2022 due to an increase in the loan portfolio and interest rate increases in 2023 that resulted in an increase in the interest rates on loans in our construction loan portfolio.

The agreement to sell all of the Bank’s assets relating to Harbor West Wealth Management Group to a third party was executed in December 2023, with the transaction closing in January 2024. As a result, goodwill decreased to zero at December 31, 2023 from $200,000 at December 31, 2022.

Foreclosed real estate was $1.5 million at both December 31, 2023 and December 31, 2022.

Right of use assets — operating increased by $2.3 million, or 97.5%, to $4.6 million at December 31, 2023 from $2.3 million at December 31, 2022, primarily due to the leasing of additional space to support the current and anticipated future operations of the Company.

Other assets increased by $2.7 million, or 50.7%, to $8.0 million at December 31, 2023 from $5.3 million at December 31, 2022 due to an increase in tax assets of $2.2 million and an increase in suspense accounts of $484,000.

Total deposits increased by $278.1 million, or 24.8%, to $1.4 billion at December 31, 2023 from $1.1 billion at December 31, 2022. The increase in deposits was due to the Bank offering competitive interest rates to attract deposits. This resulted in a shift in deposits whereby certificates of deposit increased by $378.1 million, or 98.5% and NOW/money market accounts increased by $57.4 million, or 65.1%, partially offset by decreases in savings account balances of $81.2 million, or 29.7%, and non-interest bearing demand deposits of $76.1 million, or 20.2%.

Federal Home Loan Bank advances decreased by $7.0 million, or 33.3%, to $14.0 million at December 31, 2023 from $21.0 million at December 31, 2022 due to the maturity of borrowings in 2023. Federal Reserve Bank borrowings increased to $50.0 million at December 31, 2023 from no such borrowings outstanding at December 31, 2022.

Advance payments by borrowers for taxes and insurance decreased by $349,000, or 14.7%, to $2.0 million at December 31, 2023 from $2.4 million at December 31, 2022 due primarily to remittance of real estate tax payments for our borrowers.

Lease liability – operating increased by $2.3 million, or 95.7%, to $4.6 million at December 31, 2023 from $2.4 million at December 31, 2022, primarily due to the leasing of additional space to support the current and anticipated future operations of the Company.

Accounts payable and accrued expenses decreased by $1.2 million, or 8.1%, to $13.6 million at December 31, 2023 from $14.8 million at December 31, 2022 due primarily to a decrease in suspense accounts for loan closings of $2.7 million and a decrease in accounts payable of $132,000, partially offset by increases in the allowance for credit losses for off-balance sheet commitments of $1.0 million, deferred compensation of $102,000, accrued interest expense of $102,000, and accrued expense of $89,000.

The allowance for credit losses for off-balance sheet commitments was $1.0 million at December 31, 2023 due to a one-time credit of $1.6 million resulting from the adoption of CECL at January 1, 2023, partially offset by a credit loss expense reduction totaling $548,000 during the year ended December 31, 2023.

Stockholders’ equity increased by $17.3 million, or 6.6% to $279.3 million at December 31, 2023, from $262.0 million at December 31, 2022. The increase in stockholders’ equity was due to net income of $46.3 million for the year ended December 31, 2023, $1.7 million in the amortization of restricted stock and stock options granted under the Company’s 2022 Equity Incentive Plan, a reduction of $869,000 in unearned employee stock ownership plan shares coupled with an increase of $445,000 in earned employee stock ownership plan shares, and $161,000 in other comprehensive income, partially offset by stock repurchases totaling $28.7 million, dividends paid and declared of $3.3 million, and a one-time adjustment to retained earnings of $99,000 due to the adoption of CECL.

Net Interest Income

Net interest income totaled $25.2 million for the three months ended December 31, 2023, as compared to $20.9 million for the three months ended December 31, 2022. The increase in net interest income of $4.3 million, or 20.3%, was primarily due to an increase in interest income offset by an increase in interest expense.

The increase in interest income is attributable to increases in the average balances of loans and interest-bearing deposits, partially offset by decreases in the average balances of investment securities and FHLB stock. The increase in interest income is also attributable to a rising interest rate environment due to the Federal Reserve’s interest rate increases in the past year.

The increase in market interest rates in the past year also caused an increase in our interest expense. As a result, the increase in interest expense for the three months ended December 31, 2023 was due to an increase in the cost of funds on our deposits and borrowed money. The increase in interest expense was also due to an increase in the average balances on our certificates of deposits, our interest-bearing demand deposits, and our borrowed money, offset by a decrease in the average balances on our savings and club deposits.

Total interest and dividend income increased by $12.6 million, or 51.5%, to $37.1 million for the three months ended December 31, 2023 from $24.5 million for the three months ended December 31, 2022. The increase in interest and dividend income was due to an increase in the average balance of interest earning assets of $401.8 million, or 31.9%, to $1.7 billion for the three months ended December 31, 2023 from $1.3 billion for the three months ended December 31, 2022 and an increase in the yield on interest earning assets by 116 basis points from 7.77% for the three months ended December 31, 2022 to 8.93% for the three months ended December 31, 2023.

Interest expense increased by $8.4 million, or 234.9%, to $11.9 million for the three months ended December 31, 2023 from $3.6 million for the three months ended December 31, 2022. The increase in interest expense was due to an increase in the cost of interest bearing liabilities by 213 basis points from 2.01% for the three months ended December 31, 2022 to 4.14% for the three months ended December 31, 2023 and an increase in average interest bearing liabilities of  $443.8 million, or 62.8%, to $1.2 billion for the three months ended December 31, 2023 from $707.0 million for the three months ended December 31, 2022.

Net interest margin decreased by 58 basis points, or 8.7%, during the three months ended December 31, 2023 to 6.06% compared to 6.64% during the three months ended December 31, 2022.

Net interest income totaled $97.2 million for the year ended December 31, 2023 as compared to $63.9 million for the year ended December 31, 2022. The increase in net interest income of $33.3 million, or 52.2%, was primarily due to an increase in interest income offset by an increase in interest expense.

The increase in interest income is attributable to increases in the average balances of loans, partially offset by decreases in the average balances of interest-earning deposits, investment securities, and FHLB stock. The increase in interest income is also attributable to a rising interest rate environment as a result of the Federal Reserve’s interest rate increases during 2023.

The increase in market interest rates in 2023 also caused an increase in our interest expense. As a result, the increase in interest expense for the year ended December 31, 2023 was due to an increase in the cost of funds on our deposits and our borrowed money. The increase in interest expense was also due to increases in the average balances on our certificates of deposits, our savings and club deposits, and our borrowed money, offset by a decrease in the average balances on our interest-bearing demand deposits.

Total interest and dividend income increased by $60.5 million, or 84.0%, to $132.5 million for the year ended December 31, 2023 from $72.0 million for the year ended December 31, 2022. The increase in interest and dividend income was due to an increase in the average balance of interest earning assets of $316.2 million, or 26.3%, to $1.5 billion for the year ended December 31, 2023 from $1.2 billion for the year ended December 31, 2022 and an increase in the yield on interest earning assets by 273 basis points from 6.00% for the year ended December 31, 2022 to 8.73% for the year ended December 31, 2023.

Interest expense increased by $27.2 million, or 334.3%, to $35.3 million for the year ended December 31, 2023 from $8.1 million for the year ended December 31, 2022. The increase in interest expense was due to an increase in the cost of interest bearing liabilities by 232 basis points from 1.26% for the year ended December 31, 2022 to 3.58% for the year ended December 31, 2023, and an increase in average interest bearing liabilities of $341.2 million, or 52.9%, to $986.3 million for the year ended December 31, 2023 from $645.1 million for the year ended December 31, 2022.

Net interest margin increased by 109 basis points, or 20.5%, for the year ended December 31, 2023 to 6.41% compared to 5.32% for the year ended December 31, 2022. The increase in the net interest margin was due to an increase in the net interest income of $33.3 million, or 52.2%, partially offset by an increase in the average balance of interest earning assets of $316.2 million, or 26.3%.

Credit Loss Expense

The Company recorded credit loss expenses totaling $205,000 for the three months ended December 31, 2023 compared to credit loss expenses totaling $439,000 for the three months ended December 31, 2022. The credit loss expense of $205,000 for the three months ended December 31, 2023 was comprised of credit loss expense for loans of $352,000 and credit loss expense for held-to-maturity investment securities of $6,000, partially offset by credit loss expense reduction for off-balance sheet commitments of $153,000. The credit loss expense of $439,000 for the three months ended December 31, 2022 was primarily attributed to the charge-off of $426,000 during the three months ended December 31, 2022.

We charged-off $27,000 during the three months ended December 31, 2023 as compared to charge-offs of $426,000 during the three months ended December 31, 2022. The charge-offs of $27,000 during the three months ended December 31, 2023 were against various unpaid overdrafts in our demand deposit accounts. The charge-offs of $426,000 during the three months ended December 31, 2022 comprised of a $328,000 charge-off against one construction project in connection with the sale of the project’s two non-performing loans to a third party precipitated by legal action between the two partners/borrowers in the project, an $86,000 charge-off against two mixed-use loans to a borrower in connection with the sale of the two performing troubled debt restructured loans to a third party, and $12,000 charge-offs against various unpaid overdrafts in our demand deposit accounts.

We recorded no recoveries from previously charged-off loans during the three months ended December 31, 2023 and 2022.

The Company recorded credit loss expenses totaling $972,000 for the year ended December 31, 2023 compared to credit loss expense totaling $439,000 for the year ended December 31, 2022. The credit loss expense of $972,000 for the year ended December 31, 2023 was comprised of credit loss expense for loans of $1.5 million and credit loss expense for held-to-maturity investment securities of $5,000, partially offset by a credit loss expense reduction for off-balance sheet commitments of $548,000. The credit loss expense of $493,000 for the year ended December 31, 2022 was primarily attributable to the charge-offs totaling $414,000 against the sale of four loans and charge-offs of $34,000 against various unpaid overdrafts in our demand deposit accounts.

We charged-off $312,000 during the year ended December 31, 2023 as compared to charge-offs of $449,000 during the year ended December 31, 2022. The charge-offs of $312,000 during the year ended December 31, 2023 were comprised of a charge-off of $159,000 related to three performing construction loans on the same project whereby we sold the loans to a third-party at a loss of $159,000, as well as charge-offs of $153,000 against various unpaid overdrafts in our demand deposit accounts.

The charge-offs of $449,000 during the year ended December 31, 2022 were comprised of a $328,000 charge-off against one construction project in connection with the sale of the project’s two non-performing loans to a third party precipitated by legal action between the two partners/borrowers in the project, an $86,000 charge-off against two mixed-use loans to a borrower in connection with the sale of the two performing troubled debt restructured loans to a third party, and $35,000 charge-offs against various unpaid overdrafts in our demand deposit accounts.

We recorded no recoveries from previously charged-off loans during the year ended December 31, 2023 compared to recoveries of $242,000 during the year ended December 31, 2022, which was comprised of $146,000 from a previously charged-off loan secured by a multi-family property, $53,000 from a previously charged-off loan secured by a non-residential property, and $43,000 regarding a previously charged-off loan secured by a mixed-use property.

Non-Interest Income

Non-interest income for the three months ended December 31, 2023 was $1.4 million compared to non-interest income of $779,000 for the three months ended December 31, 2022. The increase of $607,000, or 77.9%, in total non-interest income was primarily due to an increase of $558,000 in unrealized gain on equity securities, an increase of $42,000 in other loan fees and service charges, and an increase of $18,000 in other non-interest income, partially offset by a net loss of $18,000 on the sale/disposition of fixed assets.

The increase in unrealized gain on equity was due to an unrealized gain of $621,000 on equity securities during the three months ended December 31, 2023 compared to an unrealized gain of $63,000 on equity securities during the three months ended December 31, 2022. The unrealized gain of $621,000 on equity securities during the three months ended December 31, 2023 was due to market interest rate volatility during the quarter ended December 31, 2023.

The increase of $42,000 in other loan fees and service charges was due to an increase of $34,000 in other loan fees and loan servicing fees, an increase of $6,000 in ATM/debit card/ACH fees, and an increase of $2,000 in deposit account fees. The increase of $18,000 in other non-interest income was due to an increase in miscellaneous income from our branch operations.

Non-interest income for the year ended December 31, 2023 was $3.7 million compared to non-interest income of $1.7 million for the year ended December 31, 2022. The increase of $2.1 million, or 122.4%, in total non-interest income was primarily due to an increase of $1.9 million in unrealized gain on equity securities, an increase of $409,000 in BOLI income, and an increase of $19,000 in other non-interest income. These were partially offset by a decrease of $116,000 in gain/loss on sale of fixed assets, a decrease of $103,000 in loan fees and service charges, and a decrease of $16,000 in investment advisory fees.

The increase of $1.9 million in unrealized gain on equity was due to an unrealized gain of $294,000 on equity securities during the year ended December 31, 2023 compared to an unrealized loss of $1.6 million on equity securities during the year ended December 31, 2022. The unrealized gain of $294,000 on equity securities during 2023 was due to market interest rate volatility during the year ended December 31, 2023.

The increase of $409,000 in BOLI income was primarily due to two death claims totaling $1.8 million on BOLI policies that resulted in additional BOLI income of $404,000 during the year ended December 31, 2023. The increase of $19,000 in other non-interest income was due to an increase in miscellaneous income from our branch operations.

The decrease of $116,000 in gain/loss on sale of fixed assets was due to a loss of $18,000 on sale of fixed assets in 2023 compared to a gain of $98,000 on sale of fixed assets in 2022. The decrease of $103,000 in other loan fees and service charges was due to a decrease of $174,000 in other loan fees and loan servicing fees and a decrease of $10,000 in deposit account fees, partially offset by an increase of $81,000 in ATM/debit card/ACH fees.

Non-Interest Expense

Non-interest expense increased by $595,000, or 6.9%, to $9.2 million for the three months ended December 31, 2023 from $8.6 million for the three months ended December 31, 2022. The increase resulted primarily from increases of $631,000 in salaries and employee benefits, $579,000 in other operating expense, $138,000 in loss on the disposition of the Bank’s assets relating to the Harbor West Wealth Management Group, $74,000 in outside data processing expense, and $40,000 in occupancy expense, partially offset by decreases of $451,000 in goodwill impairment charges, $330,000 in real estate owned expense, $71,000 in equipment expense, and $15,000 in advertising expense.

Non-interest expense increased by $4.5 million, or 14.8%, to $35.2 million for the year ended December 31, 2023 from $30.7 million for the year ended December 31, 2022. The increase resulted primarily from increases of $3.3 million in salaries and employee benefits, $1.4 million in other operating expense, $324,000 in outside data processing expense, $222,000 in advertising expense, $167,000 in occupancy expense, and $138,000 in loss on the disposition of the Bank’s assets relating to the Harbor West Wealth Management Group, partially offset by decreases of $530,000 in real estate owned expense, $451,000 in goodwill impairment charges, and $52,000 in equipment expense.

Income Taxes

We recorded income tax expense of $5.1 million and $4.4 million for the three months ended December 31, 2023 and 2022, respectively. For the three months ended December 31, 2023, we had approximately $190,000 in tax exempt income, compared to approximately $186,000 in tax exempt income for the three months ended December 31, 2022. Our effective income tax rates were 29.5% and 34.7% for the three months ended December 31, 2023 and 2022, respectively.

We recorded income tax expense of $18.5 million and $9.6 million for the year ended December 31, 2023 and 2022, respectively. For the years ended December 31, 2023 and 2022, we had approximately $1.1 million and $740,000, respectively, in tax exempt income. Our effective income tax rates were 28.5% and 27.8% for the year ended December 31, 2023 and 2022, respectively.

Asset Quality

Non-performing assets totaled $5.8 million at December 31, 2023 compared to $1.5 million at December 31, 2022. At December 31, 2023, we had two non-performing construction loans totaling $4.4 million secured by the same project located in the Bronx, New York. We had no non-performing loans at December 31, 2022. The other non-performing assets consisted of one foreclosed property at December 31, 2023 and December 31, 2022. Our ratio of non-performing assets to total assets remained low at 0.33% at December 31, 2023 as compared to 0.10% at December 31, 2022.

The Company’s allowance for credit losses related to loans totaled $5.1 million, or 0.32% of total loans as of December 31, 2023, compared to $5.5 million, or 0.45% of total loans as of December 31, 2022. Based on a review of the loans that were in the loan portfolio at December 31, 2023, management believes that the allowance for credit losses related to loans is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

In addition, at December 31, 2023, the Company’s allowance for credit losses related to off-balance sheet commitments totaled $1.0 million and the allowance for credit losses related to held-to-maturity debt securities totaled $137,000.

Capital

The Company’s total stockholders’ equity to assets ratio was 15.83% as of December 31, 2023. At December 31, 2023, the Company had the ability to borrow $815.1 million from the Federal Reserve Bank of New York, $29.7 million from the Federal Home Loan Bank of New York and $8.0 million from Atlantic Community Bankers Bank.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of December 31, 2023, the Bank had a tier 1 leverage capital ratio of 14.44% and a total risk-based capital ratio of 13.43%.

The Company completed its first stock repurchase program on April 14, 2023 whereby the Company repurchased 1,637,794 shares, or 10%, of the Company’s issued and outstanding common stock. The cost of the stock repurchase program totaled $23.0 million, including commission cost and Federal excise taxes. Of the total shares repurchased under this program, 957,275 of such shares were repurchased during 2023 at a total cost of $13.7 million, including commission costs and Federal excise taxes.

The Company commenced its second stock repurchase program on May 30, 2023 whereby the Company will repurchase 1,509,218, or 10%, of the Company’s issued and outstanding common stock. The Company has repurchased 935,920 shares of common stock under its second repurchase program, at a cost of $14.7 million, including commission costs and Federal excise taxes, at December 31, 2023.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its eleven branch offices located in Bronx, New York, Orange, Rockland, and Sullivan Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions (including higher inflation and its impact on regional and national economic conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, decreases in deposit levels necessitating increased borrowing to fund loans and securities, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area, the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns, and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	December 31,	December 31,
	2023	2022

	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$13,394	$13,210
Interest-bearing deposits	55,277	82,098
Total cash and cash equivalents	68,671	95,308
Certificates of deposit	100	100
Equity securities	18,102	18,041
Securities available-for-sale, at fair value	-	1
Securities held-to-maturity ( net of allowance for credit losses of $137 and $0 )	15,860	26,395
Loans receivable	1,586,721	1,217,321
Deferred loan costs, net	176	372
Allowance for credit losses	(5,093)	(5,474)
Net loans	1,581,804	1,212,219
Premises and equipment, net	25,452	26,063
Investments in restricted stock, at cost	929	1,238
Bank owned life insurance	25,082	25,896
Accrued interest receivable	12,311	8,597
Goodwill	-	200
Real estate owned	1,456	1,456
Property held for investment	1,407	1,444
Right of Use Assets – Operating	4,566	2,312
Right of Use Assets – Financing	351	355
Other assets	8,044	5,338
Total assets	$1,764,135	$1,424,963
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$300,184	$376,302
Interest bearing	1,099,852	745,653
Total deposits	1,400,036	1,121,955
Advance payments by borrowers for taxes and insurance	2,020	2,369
Borrowings	64,000	21,000
Lease Liability – Operating	4,625	2,363
Lease Liability – Financing	571	533
Accounts payable and accrued expenses	13,558	14,754
Total liabilities	1,484,810	1,162,974

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.01 par value; 75,000,000 shares authorized; 14,144,856 shares and 16,049,454 shares outstanding, respectively	142	161
Additional paid-in capital	109,924	136,434
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(6,563)	(7,432)
Retained earnings	175,505	132,670
Accumulated other comprehensive gain	317	156
Total stockholders’ equity	279,325	261,989
Total liabilities and stockholders’ equity	$1,764,135	$1,424,963

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

	(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$35,660	$23,748	$127,486	$69,992
Interest-earning deposits	1,257	542	4,143	1,260
Securities	209	216	859	750
Total Interest Income	37,126	24,506	132,488	72,002
INTEREST EXPENSE:
Deposits	11,131	3,421	34,181	7,544
Borrowings	779	129	1,078	546
Financing lease	10	9	38	37
Total Interest Expense	11,920	3,559	35,297	8,127
Net Interest Income	25,206	20,947	97,191	63,875
Credit loss expenses	205	439	972	439
Net Interest Income after Credit Loss Expense	25,001	20,508	96,219	63,436
NON-INTEREST INCOME:
Other loan fees and service charges	474	432	1,891	1,994
(Loss) Gain on disposition of equipment	(18)	-	(18)	98
Earnings on bank owned life insurance	156	154	1,013	604
Investment advisory fees	115	110	458	474
Realized and unrealized gain (loss) on equity securities	621	63	294	(1,573)
Other	38	20	105	86
Total Non-Interest Income	1,386	779	3,743	1,683
NON-INTEREST EXPENSES:
Salaries and employee benefits	4,760	4,129	18,839	15,549
Occupancy expense	705	665	2,595	2,428
Equipment	211	282	1,055	1,107
Outside data processing	572	498	2,210	1,886
Advertising	101	116	521	299
Impairment loss on goodwill	-	451	-	451
Loss on disposition of business	138	-	138	-
Real estate owned expense	41	371	93	623
Other	2,706	2,127	9,770	8,347
Total Non-Interest Expenses	9,234	8,639	35,221	30,690
INCOME BEFORE PROVISION FOR INCOME TAXES	17,153	12,648	64,741	34,429
PROVISION FOR INCOME TAXES	5,052	4,385	18,465	9,586
NET INCOME	$12,101	$8,263	$46,276	$24,843

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

	(In thousands, except per share amounts)
Per share data:
Earnings per share - basic	$0.82	$0.54	$3.32	$1.61
Earnings per share - diluted	0.82	0.54	3.32	1.58
Weighted average shares outstanding - basic	14,720	15,187	13,930	15,433
Weighted average shares outstanding - diluted	14,778	15,330	13,936	15,726
Performance ratios/data:
Return on average total assets	2.77%	2.47%	2.90%	1.95%
Return on average shareholders' equity	17.49%	12.50%	17.09%	9.60%
Net interest income	$25,206	$20,947	$97,191	$63,875
Net interest margin	6.06%	6.64%	6.41%	5.32%
Efficiency ratio	34.72%	39.76%	34.90%	46.81%
Net charge-off (recovery) ratio	0.01%	0.15%	0.02%	0.02%

	December 31, 2023	December 31, 2022
Loan portfolio composition:
One-to-four family	$5,252	$5,467
Multi-family	198,927	123,385
Mixed-use	29,643	21,902
Total residential real estate	233,822	150,754
Non-residential real estate	21,130	25,324
Construction	1,219,413	930,628
Commercial and industrial	111,116	110,069
Consumer	1,240	546
Gross loans	1,586,721	1,217,321
Deferred loan costs, net	176	372
Total loans	$1,586,897	$1,217,693
Asset quality data:
Loans past due over 90 days and still accruing	$-	$-
Non-accrual loans	4,385	-
OREO property	1,456	1,456
Total non-performing assets	$5,841	$1,456

Allowance for credit losses to total loans	0.32%	0.45%
Allowance for credit losses to non-performing loans	116.15%	NA
Non-performing loans to total loans	0.28%	0.00%
Non-performing assets to total assets	0.33%	0.10%

Bank's Regulatory Capital ratios:
Total capital to risk-weighted assets	13.43%	13.66%
Common equity tier 1 capital to risk-weighted assets	13.10%	13.33%
Tier 1 capital to risk-weighted assets	13.10%	13.33%
Tier 1 leverage ratio	14.44%	16.50%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Quarter Ended December 31, 2023			Quarter Ended December 31, 2022
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield

	(In thousands, except yield/cost information)
Loan receivable gross	$1,545,446	$35,660	9.23%	$1,160,736	$23,748	8.18%
Securities	33,124	188	2.27%	44,825	196	1.75%
Federal Home Loan Bank stock	929	21	9.04%	1,238	20	6.46%
Other interest-earning assets	83,436	1,257	6.03%	54,339	542	3.99%
Total interest-earning assets	1,662,935	37,126	8.93%	1,261,138	24,506	7.77%
Allowance for credit losses	(4,771)			(5,462)
Non-interest-earning assets	87,557			83,687
Total assets	$1,745,721			$1,339,363

Interest-bearing demand deposit	$118,691	$1,026	3.46%	$95,448	$317	1.33%
Savings and club accounts	206,120	1,404	2.72%	262,994	1,347	2.05%
Certificates of deposit	758,928	8,701	4.59%	327,551	1,757	2.15%
Total interest-bearing deposits	1,083,739	11,131	4.11%	685,993	3,421	1.99%
Borrowed money	67,049	789	4.71%	21,000	138	2.63%
Total interest-bearing liabilities	1,150,788	11,920	4.14%	706,993	3,559	2.01%
Non-interest-bearing demand deposit	298,739			349,991
Other non-interest-bearing liabilities	19,449			18,034
Total liabilities	1,468,976			1,075,018
Equity	276,745			264,345
Total liabilities and equity	$1,745,721			$1,339,363

Net interest income / interest spread		$25,206	4.79%		$20,947	5.76%
Net interest rate margin			6.06%			6.64%
Net interest earning assets	$512,147			$554,145
Average interest-earning assets to interest-bearing liabilities	144.50%			178.38%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Year Ended December 31, 2023			Year Ended December 31, 2022
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield

	(In thousands, except yield/cost information)
Loan receivable gross	$1,401,492	$127,486	9.10%	$1,054,577	$69,992	6.64%
Securities	37,819	777	2.05%	42,771	681	1.59%
Federal Home Loan Bank stock	984	82	8.33%	1,299	69	5.31%
Other interest-earning assets	76,542	4,143	5.41%	101,999	1,260	1.24%
Total interest-earning assets	1,516,837	132,488	8.73%	1,200,646	72,002	6.00%
Allowance for credit losses	(4,676)			(5,387)
Non-interest-earning assets	84,287			79,835
Total assets	$1,596,448			$1,275,094

Interest-bearing demand deposit	$93,426	$2,459	2.63%	$108,077	$918	0.85%
Savings and club accounts	248,755	6,777	2.72%	228,811	2,688	1.17%
Certificates of deposit	615,124	24,945	4.06%	285,991	3,938	1.38%
Total interest-bearing deposits	957,305	34,181	3.57%	622,879	7,544	1.21%
Borrowed money	29,007	1,116	3.85%	22,247	583	2.62%
Total interest-bearing liabilities	986,312	35,297	3.58%	645,126	8,127	1.26%
Non-interest-bearing demand deposit	322,185			355,118
Other non-interest-bearing liabilities	17,139			16,137
Total liabilities	1,325,636			1,016,381
Equity	270,812			258,713
Total liabilities and equity	$1,596,448			$1,275,094

Net interest income / interest spread		$97,191	5.15%		$63,875	4.74%
Net interest rate margin			6.41%			5.32%
Net interest earning assets	$530,525			$555,520
Average interest-earning assets to interest-bearing liabilities	153.79%			186.11%